Exhibit 99.1

BLINK CHARGING ANNOUNCES RECORD THIRD QUARTER WITH 152% REVENUE GROWTH TO $43.4 MILLION AND 167% INCREASE IN GROSS PROFIT

●	Company raises 2023 revenue target to $128 - $133 million and targets adjusted EBITDA break even run rate by December 2024
●	Third quarter 2023 total revenues increased 152% to $43.4 million compared to $17.2 million in third quarter of 2022
●	167% increase in gross profit to $12.8 million or gross margin of 29.5% in third quarter of 2023 compared to $4.8 million or gross margin of 27.7% in third quarter of 2022
●	162% increase in product sales to $35.1 million in third quarter of 2023 compared to $13.4 million in third quarter of 2022
●	119% increase in service revenues(1) to $6.7 million in third quarter of 2023 compared to $3.1 million in third quarter of 2022
●	5,956 charging stations contracted, deployed or sold in third quarter of 2023

Miami Beach, FL. (November 9, 2023) — Blink Charging Co. (Nasdaq: BLNK) (“Blink” or the “Company”), a leading manufacturer, owner, operator, and provider of electric vehicle (EV) charging equipment and services, today announced financial results for the third quarter and nine months ended September 30, 2023.

The following top-line highlights are in thousands of dollars and unaudited.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2023	2022	Increase	2023	2022	Increase
Product Sales	$35,059	$13,358	162%	$76,035	$30,238	151%
Service Revenues (1)	6,735	3,079	119%	18,491	6,831	171%
Other Revenues(2)	1,583	810	95%	3,361	1,464	130%
Total Revenues	$43,377	$17,247	152%	$97,887	$38,533	154%

(1)	Service Revenues consist of charging service revenues, network fees, and car-sharing service revenues.
(2)	Other Revenues consist of other revenues, warranty fees, and grants and rebates.

1

“We delivered our second consecutive quarter of record-breaking performance with third quarter revenue of $43.4 million, demonstrating growth of more than 150% as compared to the third quarter of 2022, and enhanced gross margin of 29.5%. Our third quarter results reflect a continuation of the momentum and growth that we’ve driven throughout this fiscal year, as we’ve seen strong demand for both equipment and services, as well as increased network fees. Notably, in the first nine months of 2023, Blink has generated $98 million in revenue, putting the Company significantly ahead of our full year 2022 revenue of $61.1 million, with another quarter of 2023 revenue still to be recorded. We are driving operational excellence across all aspects of our business. From the design and manufacturing of our chargers, to our network services and our innovative sales strategy, Blink is equipped to meet the charging needs of virtually any customer. Our success is rooted in our global team’s experience and capabilities who are intently focused on capturing market share and growing our customer base. Blink is the only U.S.-based vertically integrated EV charging company – our capabilities, which include manufacturing and selling our charging equipment while also owning and operating our own chargers and network, are driving consistent and sustainable growth,” commented Brendan Jones, President and Chief Executive Officer.

“EV adoption continues to grow as Blink builds a best-in-class charging infrastructure and provides equipment and services to an underserved market. Blink chargers work with all OEMs, and we incorporate both NACS and CCS into our full line of charging products to further expand our charger compatibility. We are essentially EV agnostic, with a portfolio of universally accessible EV chargers to meet all charging needs. We remain focused on capitalizing on the many opportunities we’re seeing in the market as individual consumers and fleets transition to EV alternatives, and federal, state, and local legislation continue to incentivize transition to EVs. Moving forward, we believe we are well positioned with our growing footprint, increased brand recognition, innovative products, and advanced technology to strengthen our leadership role in the rapidly expanding EV charging marketplace.”

Revenue and Adjusted EBITDA Targets

Given the strong momentum in the business, Blink is increasing its 2023 revenue target to $128 - $133 million from $110 - $120 million. Furthermore, the Company is targeting achieving a positive Adjusted EBITDA run rate by December 2024.

The Company reiterates its previously stated annual gross margin target of 30%+.

Third Quarter Financial Results

Revenues

Total Revenues increased 152% to $43.4 million for the third quarter of 2023 compared to the third quarter of 2022, an increase of $26.1 million.

Product Sales increased 162% to $35.1 million in the third quarter of 2023, an increase of $21.7 million from the same period in 2022 primarily driven by increased sales of commercial L2 and DCFC chargers.

Service Revenues, which consist of charging service revenues, network fees, and car-sharing service revenues, increased 119% to $6.7 million in the third quarter of 2023, up $3.7 million from the third quarter of 2022, primarily driven by greater utilization of chargers in the U.S. and internationally, an increased number of chargers on the Blink networks, and revenues associated with the Blink Mobility car-sharing service program.

2

Other Revenues, which are comprised of warranty fees, grants and rebates, and other revenues, increased 95% to $1.6 million in the third quarter of 2023, an increase of $773,000.

Gross Profit

Gross Profit increased 167% to $12.8 million, or 29.5% of revenue, in the third quarter of 2023, compared to gross profit of $4.8 million, or 27.7% of revenue, in the third quarter of 2022. Gross margin increased in the third quarter of 2023, when compared to third quarter of 2022, due primarily to increased sales of chargers manufactured in-house, which provide a higher margin than contract manufactured chargers, as well as growth in service revenue such as charging revenues and network fees.

Operating Expenses

Operating expense in the third quarter of 2023 was $123.5 million compared to $29.3 million in the third quarter of 2022. Operating expense in the quarter includes a non-cash goodwill and intangible assets impairment charge of $94.2 million related to a quantitative impairment analysis which determined that the fair value of all reporting units of the Company were less than the carrying amount. Excluding the non-cash impairment charge, operating expenses were $29.3 million.

Net Loss and Loss Per Share

Net Loss for the third quarter of 2023 was $112.7 million, or $(1.74) per share, compared to a Net Loss of $25.6 million, or $(0.51) per share in the third quarter of 2022. The increase in the loss per share was primarily attributable to the non-cash goodwill and intangible assets impairment charge of $1.54 per share in the quarter.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA for the third quarter of 2023 was a loss of $11.7 million compared to an Adjusted EBITDA loss of $17.6 million in the prior year period.

Adjusted EBITDA (defined as earnings/loss before interest income/expense, provision for income taxes, depreciation and amortization, stock-based compensation, acquisition related costs, one-time non-recurring expense, non-cash impairment charges, and non-cash loss on extinguishment of notes payable) is a non-GAAP financial measure management uses as a proxy for net income/loss. See “Non-GAAP Financial Measures” for a reconciliation of GAAP to Non-GAAP financial measures included at the end of this release.

Adjusted EPS for the third quarter of 2023 was a loss of $(0.16) compared to an adjusted EPS loss of $(0.47) in the third quarter of 2022.

Adjusted EPS (defined as earnings/loss per diluted share) is a non-GAAP financial measure management uses to assess earnings per diluted share excluding non-recurring items such as acquisition-related costs, amortization expense of intangible assets, additional stock-based compensation expense, one-time non-recurring expense, non-cash impairment charges, and non-cash loss on extinguishment of notes payable. See “Non-GAAP Financial Measures” for a reconciliation of GAAP to Non-GAAP financial measures included at the end of this release.

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Cash and cash equivalents

As of September 30, 2023, Cash and Cash Equivalents totaled $66.7 million. Third quarter of 2023 cash burn meaningfully improved to $17 million.

Recent Highlights:

●	Wholly-owned Belgium-based subsidiary, Blue Corner, is now operating as Blink Charging, positioning the Company for further expansion in Europe.

●	Signed a 7-year agreement to become the official EV charging provider for the city of Miami Beach, Florida. The agreement sets the stage for Blink and the City to electrify city fleets and provide charging solutions for employees, residents and visitors.

●	Blink is partnering with Parkopedia, a leading global connected car and parking service provider, to integrate more than 4,000 Blink EV charging locations onto the Parkopedia platform in North America. This strategic integration will grant the platform access to nearly 12,000 Blink public EV chargers, which includes 129 DC Fast Chargers.

●	Became a provider of EV charging solutions for Royal Farms, a Baltimore-based convenience store chain with locations throughout Maryland and Delaware. Royal Farms will install a total of 30 Blink state-of-the-art DC Fast Chargers (DCFC), providing 60 charging ports and bringing more accessible EV charging to a critical region of the Mid-Atlantic.

●	Awarded contract from the State of Utah prioritizing Blink products and services for government, non-profit, K-12, and higher education agencies in Utah, preparing their properties and facilities for the growing demand for EV charging nationwide. As a direct result of the contract, Blink was selected by the Salt Lake City International Airport for its EV charging needs.

●	Selected as EV charging supplier for Tennessee Valley Authority, the nation’s biggest government-owned electric utility, to provide a range of charging solutions including L2 and DCFC charging solutions for both public and commercial fleet applications.

●	The Company is actively expanding EV charging infrastructure across Latin America with region-specific products as the region experiences continued steady growth of EV sales. Since 2002, Blink has sold or deployed more than 2,100 EV chargers across eight countries, including its IQ 200 charger, the residential HQ 200 charger compatible with type 1 J1772 (American) plug and the EQ 200 charger for the type 2 (European) connector.

Earnings Conference Call

Blink Charging will host a conference call and webcast to discuss third quarter 2023 results today, November 9, 2023 at 4:30 PM, Eastern Time. To access the live webcast, log onto the Blink Charging website at www.blinkcharging.com, and click on the News/Events section of the Investor Relations page. Investors may also access the webcast via the following link:

https://www.webcaster4.com/Webcast/Page/2468/49331

To participate in the call by phone, dial (877) 545-0320 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0002. Callers should use access code: 526841.

A replay of the teleconference will be available until December 9, 2023 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 49331.

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BLINK CHARGING CO.

Condensed Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

(unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenues:
Product sales	$35,059	$13,358	$76,035	$30,238
Charging service revenue - company-owned charging stations	3,859	1,256	11,111	3,857
Network fees	1,973	1,456	5,268	2,089
Warranty	849	309	2,163	475
Grant and rebate	47	83	284	283
Car-sharing services	903	367	2,112	885
Other	687	418	914	706
Total Revenues	43,377	17,247	97,887	38,533

Cost of Revenues:
Cost of product sales	24,619	8,663	49,509	21,134
Cost of charging services - company-owned charging stations	566	235	2,196	769
Host provider fees	2,399	973	6,285	2,345
Network costs	407	508	1,339	924
Warranty and repairs and maintenance	561	803	2,924	1,437
Car-sharing services	931	470	3,162	1,555
Depreciation and amortization	1,109	814	2,853	2,045
Total Cost of Revenues	30,592	12,466	68,268	30,209
Gross Profit	12,785	4,781	29,619	8,324

Operating Expenses:
Compensation	15,268	17,605	75,967	37,643
General and administrative expenses	8,539	6,594	26,466	20,023
Other operating expenses	5,444	5,079	14,555	12,159
Impairment of intangible assets	5,143	-	5,143	-
Impairment of goodwill	89,087	-	89,087	-
Total Operating Expenses	123,481	29,278	211,218	69,825
Loss From Operations	(110,696)	(24,497)	(181,599)	(61,501)

Other Income (Expense):
Interest expense	(970)	(917)	(2,373)	(1,056)
Gain (loss) on foreign exchange	144	(595)	925	(836)
Loss on extinguishment of notes payable	(1,000)	-	(1,000)	-
Change in fair value of derivative and other accrued liabilities	-	108	10	35
Other income (expense), net	608	254	1,258	(53)
Total Other Expense	(1,218)	(1,150)	(1,180)	(1,910)
Loss Before Income Taxes	$(111,914)	$(25,647)	$(182,779)	$(63,411)
Provision for income taxes	(807)	-	(1,225)	-
Net Loss	$(112,721)	$(25,647)	$(184,004)	$(63,411)

Net Loss Per Share:
Basic	$(1.74)	$(0.51)	$(3.02)	$(1.39)
Diluted	$(1.74)	$(0.51)	$(3.02)	$(1.39)
Weighted Average Number of Common Shares Outstanding:
Basic	64,626,681	50,627,173	61,006,242	45,543,518
Diluted	64,626,681	50,627,173	61,006,242	45,543,518

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BLINK CHARGING CO.

Condensed Consolidated Balance Sheets

(in thousands, except for share amounts)

	September 30,	December 31,
	2023	2022
	(unaudited)

Assets
Current Assets:
Cash and cash equivalents	$66,678	$36,562
Accounts receivable, net	41,718	23,581
Inventory, net	47,386	34,740
Prepaid expenses and other current assets	5,059	4,399
Total Current Assets	160,841	99,282
Restricted cash	74	71
Property and equipment, net	34,002	25,862
Operating lease right-of-use asset	7,867	4,174
Intangible assets, net	17,277	26,582
Goodwill	144,881	203,710
Other assets	654	2,861
Total Assets	$365,596	$362,542

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$30,118	$24,585
Accrued expenses and other current liabilities	15,450	13,109
Notes payable	4,795	10
Current portion of operating lease liabilities	2,555	1,738
Current portion of financing lease liabilities	1,235	306
Current portion of deferred revenue	12,233	10,572
Total Current Liabilities	66,386	50,320
Contingent consideration	1,345	1,316
Consideration payable	60,762	40,608
Operating lease liabilities, non-current portion	6,277	3,030
Financing lease liabilities, non-current portion	1,109	408
Deferred revenue, non-current portion	9,702	5,258
Other liabilities	350	645
Total Liabilities	145,931	101,585

Commitments and contingencies (Note 9)

Stockholders’ Equity:
Common stock, $0.001 par value, 500,000,000 shares authorized, 67,077,698 and 51,476,445 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	67	51
Additional paid-in capital	742,061	597,982
Accumulated other comprehensive loss	(4,429)	(3,046)
Accumulated deficit	(518,034)	(334,030)
Total Stockholders’ Equity	219,665	260,957
Total Liabilities and Stockholders’ Equity	$365,596	$362,542

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BLINK CHARGING CO. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For The Nine Months Ended
	September 30,
	2023	2022
Cash Flows From Operating Activities:
Net loss	$(184,004)	$(63,411)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,694	5,175
Non-cash lease expense	1,695	596
Change in fair value of contingent consideration	28	-
Gain on disposal of fixed assets	(99)	-
Change in fair value of derivative and other accrued liabilities	10	1,128
Provision for bad debt	1,776	1,024
Provision for slow moving and obsolete inventory	376	(14)
Loss on extinguishment of notes payable	1,000	-
Impairment of goodwill	89,087	-
Impairment of intangible assets	5,143	-
Stock-based compensation:
Common stock	11,486	4,986
Options	3,975	2,835
Warrants	5,082	-
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(19,655)	(7,289)
Inventory	(14,844)	(15,790)
Prepaid expenses and other current assets	(631)	3,372
Other assets	947	(391)
Accounts payable and accrued expenses	9,101	6,811
Other liabilities	(295)	54
Lease liabilities	(3,014)	(412)
Deferred revenue	5,980	3,550

Total Adjustments	106,842	5,635

Net Cash Used In Operating Activities	(77,162)	(57,776)

Cash Flows From Investing Activities:
Purchase consideration of Envoy, net of cash acquired	(4,660)	-
Purchase consideration of SemaConnect, net of cash acquired	-	(38,338)
Purchase consideration of Electric Blue, net of cash acquired	-	(11,360)
Note receivable	-	(1,500)
Capitalization of engineering costs	(526)	(797)
Purchases of property and equipment	(7,265)	(2,230)

Net Cash Used In Investing Activities	(12,451)	(54,225)

Cash Flows From Financing Activities:
Proceeds from sale of common stock in public offering, net [1]	122,379	-
Proceeds from exercise of options and warrants	835	201
Repayment of notes payable	-	(588)
Repayment of financing liability in connection with finance lease	(2,103)	(144)
Repayment of financing liability in connection with internal use software	(220)	(235)

Net Cash Provided By (Used In) Financing Activities	120,891	(766)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,159)	(5,193)

Net Increase (Decrease) In Cash and Cash Equivalents and Restricted Cash	30,119	(117,960)

Cash and Cash Equivalents and Restricted Cash - Beginning of Period	36,633	175,049

Cash and Cash Equivalents and Restricted Cash - End of Period	$66,752	$57,089

Cash and cash equivalents and restricted cash consisted of the following:
Cash and cash equivalents	$66,678	$57,019
Restricted cash	74	70
	$66,752	$57,089

[1]	Includes gross proceeds of $128,260, less issuance costs of $5,881.

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Non-GAAP Financial Measures

The following table reconciles Net Loss attributable to Blink Charging Co. to EBITDA and Adjusted EBITDA for the periods shown:

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Net Loss	$(112,721)	$(25,647)	$(184,004)	$(63,411)
Add:
Interest Expense	970	917	2,373	1,056
Provision for Income Taxes	807	-	1,225	-
Depreciation and amortization	2,869	1,782	9,694	5,175
EBITDA	(108,075)	(22,948)	(170,712)	(57,180)
Add:
Stock-based compensation	1,105	4,832	20,543	7,821
Acquisition-related costs	50	509	333	3,783
Impairment of goodwill and intangible assets	94,230	-	94,230	-
Loss on extinguishment of notes payable	1,000	-	1,000	-
One-time non-recurring expense	-	-	11,632	-
Adjusted EBITDA	$(11,690)	$(17,607)	$(42,974)	$(45,576)

The following table reconciles EPS attributable to Blink Charging Co. to Adjusted EPS for the periods shown:

		For The Three Months Ended		For The Nine Months Ended
		September 30,		September 30,
		2023	2022	2023	2022

Net Income - per diluted share		$(1.74)	$(0.51)	$(3.02)	$(1.39)
Per diluted share adjustments:
Add:	Amortization expense of intangible assets	0.02	0.03	$0.10	0.08
	Acquisition-related costs	0.00	0.01	$0.01	0.08
	Impairment of goodwill and intangible assets	1.54	-	$1.54	-
	Loss on extinguishment of notes payable	0.02	-	$0.02	-
	One-time non-recurring expense	0.00	-	$0.20	-
Adjusted EPS		$(0.16)	$(0.47)	$(1.15)	$(1.23)

Blink Charging Co. publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, Blink Charging also presents financial information that is considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the U.S. Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income (Loss) or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies, including Blink Charging’s competitors. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. Reconciliation tables are presented above.

EBITDA is defined as earnings (loss) attributable to Blink Charging Co. before interest income (expense), provision for income taxes, depreciation and amortization. Blink Charging believes EBITDA is useful to its management, securities analysts, and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps Blink Charging’s management, securities analysts, and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its merger and acquisition expenses, financing transactions, and the depreciation and amortization impact of capital investments from its operating results.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition related costs, and one-time non-recurring expenses, non-cash impairment charges, and non-cash loss on extinguishment of notes payable is useful to securities analysts and investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations.

Our definition of Adjusted EBITDA and Adjusted EPS may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as Net Loss, and Diluted Earnings per Share.

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About Blink Charging

Blink Charging Co. (Nasdaq: BLNK), a global leader in electric vehicle (EV) charging equipment, has contracted, sold, or deployed nearly 85,000 charging ports worldwide, many of which are networked EV charging stations, enabling EV drivers to easily charge at any of Blink’s charging locations. Blink’s principal line of products and services includes the Blink EV charging network (“Blink Network”), EV charging equipment, EV charging services, and the products and services of recent acquisitions, including SemaConnect, Blue Corner, BlueLA and Envoy. The Blink Network uses proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. With global EV purchases forecasted to half of passenger cars sold in the US by 2030, Blink has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs.

For more information, please visit https://blinkcharging.com/.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in Blink Charging’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Investor Relations Contact

Vitalie Stelea
IR@BlinkCharging.com
(480) 805.8594

Blink Media Contact

Jon Myers
PR@BlinkCharging.com
(786) 706-6709

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